Exhibit 99.1

National Australia Bank acquires HomeSide for US$1,231 million in cash

     National Australia Bank and HomeSide, Inc. announced today that they have entered into a definitive agreement for National Australia Bank to acquire HomeSide, Inc. The National will pay US$27.825 in cash for each HomeSide share or a total of US$1,231 million (AUD$1,734 million) representing a 9% premium to Friday's close. The transaction was unanimously approved by both the National's and HomeSide's boards and is expected to be accretive to earnings per share from the date of acquisition.

     HomeSide, Inc. is one of the leading United States residential mortgage loan producers and servicers with approximately US$97 billion of loans in its servicing portfolio. National Australia Bank is the largest bank in Australia with retail operations in the United States, United Kingdom, Asia, New Zealand and Ireland.

     In announcing the agreement, the National's Managing Director and Chief Executive Officer, Mr Don Argus said the acquisition would provide an important world class capability to the National Australia Bank Group, and is a key step in the evolution of a global banking and financial services organisation.

     "The combination of a world class mortgage operation in HomeSide with our existing strong Regional Banking franchises will position the Group as a very competitive international force in the mortgage business" Mr Argus said. "This is a business where scale economies and innovative distribution are absolutely essential for future success."

     HomeSide's Chairman and Chief Executive Officer, Mr Joe K. Pickett said HomeSide and the National share a commitment to "integrity, quality and customer service and a common objective of creating a truly global best practice mortgage business." After the closing, HomeSide will be a truly international mortgage company.

     "HomeSide has the ability to replicate its highly efficient US mortgage production operations and servicing capabilities in Australia and the other regions of the National's international franchise," Mr Pickett said.

     "We have the depth of staff and management expertise necessary to continue to expand our US operations, while assuming responsibility for enhancing the National's global mortgage operations," he said. "HomeSide is highly focused on its core activities and is well positioned in a scale and technology driven industry."

     Although a relatively young company,  HomeSide's  business has evolved from
the  mortgage   subsidiaries  of  two  well  established  and  reputable  banks;

BankBoston, N.A. and Barnett Banks, Inc. HomeSide's senior management team have an average of over 20 years experience in mortgage banking.

     The company was formed by an investor group consisting of the Thomas H. Lee Company and its affiliates and Madison Dearborn Capital Partners, L.P., and in March 1996 acquired certain assets and liabilities of the mortgage banking subsidiary of BankBoston, N.A. On May 31, 1996, HomeSide acquired the mortgage servicing operations, assets and proprietary servicing software owned by Barnett Banks, Inc.,

     HomeSide is now the fourth largest producer and seventh largest servicer of mortgages in the United States. It has a customer base of over one million home owners throughout the United States and a growing "Consumer Direct" capability.

     In its latest financial results, HomeSide reported a net income of US$20.1 million for the three months to August 31. This was an 11 percent increase on the US$18.1 million earned in the preceding quarter.

     HomeSide and the National have explored various options to determine the best way for HomeSide to enhance the National's mortgage production and servicing practices in Australia and New Zealand. Significant potential cost savings from the adoption of HomeSide's operating model have been identified.

     Mr Pickett will remain Chairman and Chief Executive Officer of HomeSide and will be relocating to Australia to oversee the duplication of HomeSide's processing and servicing practices throughout the National's international network of regional banks. Mr Hugh R. Harris will remain Chief Operating Officer, with day to day responsibility for managing HomeSide's US operations. HomeSide will continue operations under the name HomeSide Lending, Inc.

     According to Mr Argus, the potential for cost savings in a highly competitive core business is one of the most exciting aspects of the proposed acquisition. "With growing competition the National is redefining businesses such as mortgages".

     "We have identified savings of 20 to 30 percent in variable mortgage production costs and a potential 45 percent reduction in servicing costs through use of HomeSide's methods in Australia alone. This will significantly enhance the value of the National's mortgage portfolio which presently represents over a third of the Group's lending", Mr. Argus said. Revenue creation opportunities have also been identified.

     The purchase is subject to regulatory approvals and the approval by HomeSide's stockholders at a special stockholders meeting, HomeSide's four major stockholders, representing more than 76% of the outstanding stock, have agreed to the proposed acquisition and will vote in favour of its approval at the stockholders meeting anticipated to be held in the near future. HomeSide has agreed to pay a termination fee to the National in the event the agreement is terminated for certain reasons. The proposed acquisition is expected to close early in the first quarter of calendar 1998.

     Cohane Rafferty Securities, Inc., Hanover Capital Partners Ltd. and Keefe, Bruyette and Woods, Inc. advised National Australia Bank on this transaction and Smith Barney, Inc. and Merrill Lynch & Co. advised HomeSide.

For further information Contact: Ron Burke               613 96413876(Australia)
                                 Haydn Park              613 96413857(Australia)
                                 Judy Garfinkel          BH 1 904 281 3319(US)
                                                         AH 1 904 737 6270(US)